Exhibit 99.1

April 8, 2020

Asta Funding, Inc. Announces Going Private Transaction

Price Represents a 36.9% Premium to the Closing Price on April 7, 2020

ENGLEWOOD CLIFFS, N.J. – Asta Funding, Inc. (NASDAQ: ASFI) (“Asta” or the “Company”) today announced that it has entered into a definitive merger agreement (the “Merger Agreement”) under which the Stern Group, comprised of Gary Stern, Ricky Stern and certain related parties will acquire the outstanding publicly held shares of common stock of Asta through the merger of Asta with a wholly-owned subsidiary of Asta Finance Acquisition Inc. (“Parent”), with Asta surviving as a wholly-owned subsidiary of Parent (the “Merger”).

Each share of outstanding common stock will be purchased for $11.47 in cash. The purchase price represents a premium of approximately 36.9% to Asta’s closing stock price on April 7, 2020, the last trading day prior to this announcement.

The Merger was unanimously approved by the board of directors of Asta (the “Board”), acting on the unanimous recommendation of a special committee of independent directors (the “Special Committee”) that was granted full authority to conduct a comprehensive strategic review and evaluate, and if warranted, negotiate an acquisition proposal.

The Merger will be financed by a committed loan facility provided by Bank Leumi USA.

The Merger is expected to close in Asta’s third fiscal quarter of 2020 and is subject to the satisfaction of customary closing conditions as well as the approval by Asta’s stockholders other than the Stern Group. The Asta Board recommends that Asta’s stockholders vote to adopt and approve the Merger Agreement. Upon closing, Asta will become a privately held company and as such, the Company’s shares of common stock will no longer be listed or traded on the Nasdaq Global Select Market.

Advisors

Lincoln International LLC is serving as financial advisor to the Special Committee, Tannenbaum Helpern Syracuse & Hirschtritt LLP is serving as legal counsel to the Special Committee, and Pepper Hamilton LLP is serving as legal counsel to the Company.

Additional Information About the Merger

Asta will file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”), which will more fully describe the terms and conditions of the Merger Agreement and the proposed Merger. The 8-K will be available on the SEC’s website (http://www.sec.gov).

In connection with the Merger, the Company will file with the SEC a proxy statement on Schedule 14A as well as a Schedule 13E-3 Transaction Statement (the “Schedule 13E-3”). This press release is not a substitute for the proxy statement or Schedule 13E-3 that the Company will file with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and Schedule 13E-3 (when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting Seth Berman at Asta by telephone at (201) 308-9301 or by e-mail at sberman@astafunding.com.

Certain Participant Information

Asta and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from stockholders of Asta with respect to the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Asta’s proxy statement relating to the proposed Merger when it is filed with the SEC. Information regarding Asta’s directors and executive officers is contained in Asta’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, which was filed with the SEC on December 20, 2019 and amended on January 27, 2020, and will also be available in the proxy statement that will be filed by Asta with the SEC in connection with the Merger.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, Asta’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are sometimes identified by their use of the terms and phrases such as “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning, “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or the negative of such terms and other comparable terminology. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of Asta. Actual results may differ materially from current projections.

Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including but not limited to, the ability of the parties to consummate the proposed Merger; satisfaction of closing conditions to the consummation of the proposed Merger; the impact of the announcement or the closing of the Merger on the Asta’s relationships with its employees, existing customers or potential future customers; and the ability to realize anticipated benefits of the proposed Merger. Further information on the factors and risks that could affect Asta’s respective businesses, financial conditions and results of operations are contained in Asta’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements contained in this press release speak only as of the date hereof. Asta assumes no obligation to update any forward-looking statement contained in this press release.

About Asta

Asta Funding, Inc. (NASDAQ:ASFI), headquartered in Englewood Cliffs, New Jersey, is a diversified financial services company that assists consumers and serves investors through the strategic management of three complementary business segments: consumer receivables, social security disability advocacy and personal injury claims. For more information, please visit http://www.astafunding.com.

For more information:

Seth Berman

General Counsel

(201) 308-9301

sberman@astafunding.com

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